Exhibit 99.1

FOR IMMEDIATE RELEASE:

Einstein Noah Restaurant Group Reports First Quarter 2013 Financial Results

Company Rolls-Out New Transaction Driving Strategy with Everyday Value Combos

Reiterates Fiscal 2013 Guidelines

LAKEWOOD, Colo. – May 2, 2013 – Einstein Noah Restaurant Group, Inc. (NASDAQ: BAGL), a leader in the quick-casual segment of the restaurant industry operating under the Einstein Bros.® Bagels, Noah’s New York Bagels®, and Manhattan Bagel® brands, today reported financial results for the first quarter ended April 2, 2013. The Company also initiated a new strategy of driving transactions through everyday value and reiterated its previously communicated guidelines for fiscal 2013.

Highlights for the First Quarter 2013 Compared to the First Quarter 2012:

•	System-wide comparable store sales decreased 0.6% reflecting macro-economic trends and the calendar shift in the Easter/Passover holidays.

•	Total revenues increased 1.2% to $106.1 million from $104.9 million.

•	Adjusted EBITDA was $10.4 million compared to $11.5 million (*) and reflected the upfront impact and investment of $2.5 million in support of the new everyday value strategy.

•

Net income was $2.4 million, or $0.14 per diluted share, which included $0.09 per diluted share for investments in the everyday value strategy, compared to $3.2 million, or $0.19 per diluted share, which included $0.02 per diluted share for restructuring expenses.

•	On a system-wide basis, the Company opened 11 units compared to 5 units in the prior year quarter.

Jeff O’Neill, President and Chief Executive Officer, stated, “Our first quarter reflects the impact of challenging macro-economic trends and the holiday calendar shift, and most importantly, recognizes the upfront investment and roll-out of our new everyday value strategy. We successfully tested everyday value combos at breakfast and lunch last year and are encouraged by the sequential improvement in transactions at our Company-operated restaurants through the first quarter. Looking ahead, we believe we can build on our recent momentum through fresh-baked bagels and specialty beverages that provide our customers with both quality and value.”

O’Neill continued, “Over the past four quarters, we have opened 61 units including twelve Company-operated restaurants since the third quarter of 2012. Nine of those Company-operated restaurants opened in December and their operational ramp-up impacted flow through in the first quarter and are expected to normalize after the first 90 days. With respect to our manufacturing business, we were encouraged by the substantial progress made by our team in expanding profitability. We believe we are well on our way towards achieving between $2.5 million and $5 million in savings this year through packaging, supply contracts, and distribution center rationalization.”

First Quarter 2013 Financial Results

For the first quarter ended April 2, 2013, system-wide comparable store sales decreased 0.6%, reflecting 3.1% growth in average check that was offset by a decline in transactions. The change in average check also reflects the $2.5 million investment in everyday value reported by the Company.

Total revenues increased 1.2% to $106.1 million from $104.9 million, and consisted of a 0.8% increase in Company-owned restaurant revenues, a 5.7% increase in manufacturing and commissary revenues, and flat franchise and license related revenues.

Restaurant gross margin decreased 290 basis points as a percentage of restaurant sales from 19.4% to 16.5% reflecting the $2.5 million investment in everyday value. Food costs held steady as a percentage of restaurant sales at 28.2%. Sales deleveraging impacted the semi-variable and fixed components of restaurant level expenses.

Manufacturing revenues increased by $1.0 million, or 13.1%, while being partially offset by a decrease of $0.5 million due to the closure of the Company’s commissaries by the end of the first quarter of 2012. Manufacturing gross margin as a percentage of manufacturing revenues increased from 18.4% to 27.3% and was driven by benefits from various ongoing cost initiatives, coupled with the benefit of commissary closures of a year ago.

Overall, gross margin was $20.9 million in the first quarter of 2013 compared to $22.7 million in the first quarter of 2012, and as a percentage of total revenues, decreased 190 basis points to 19.7% from 21.6% in the year-ago period.

General and administrative expenses decreased to $10.2 million in the first quarter of 2013 from $11.1 million in the first quarter of 2012, reflecting lower variable incentive compensation expense.

Adjusted EBITDA was $10.4 million in the first quarter of 2013 compared to $11.5 million in the first quarter of 2012 and reflected the impact of a $2.5 million investment in the everyday value strategy.

Interest expense was $1.7 million in the first quarter of 2013 compared to $0.8 million in the first quarter of 2012, as a result of the higher level of debt resulting from the recapitalization of the Company in the fourth quarter of 2012.

Net income in the first quarter of 2013 was $2.4 million, or $0.14 per diluted share, which included $0.09 per diluted share for the investment in everyday value, compared to net income in the first quarter of 2012 of $3.2 million, or $0.19 per diluted share, which included $0.02 per diluted share for restructuring expenses.

* A reconciliation of the non-GAAP measure to the nearest GAAP measure can be found in the accompanying tables below.

Restaurant Development

As of April 2, 2013, there were 822 Einstein Bros.® Bagels, Noah’s New York Bagels®, and Manhattan Bagel® branded restaurants in operation. During the first quarter of 2013, the Company opened one company-owned restaurant and ended the quarter with 461 Company-owned and operated restaurants, while franchisees and licensees opened two and eight restaurants, respectively, and ended the quarter with 99 and 262 restaurants, respectively.

Fiscal 2013 Guidelines

The Company’s guidelines remain unchanged for the 52-week fiscal year.

•	60 to 80 system-wide openings, including 15 to 20 Company-owned restaurants, 15 to 20 franchise restaurants, and 30 to 40 license restaurants.

•	Capital expenditures of $20 million to $22 million.

•	Cost of goods inflation of approximately 2% to 3%, which the Company expects to be fully offset through efficiency initiatives.

•	Pre-opening expense of $65,000 to $75,000 per new Company-owned restaurant.

•	Interest expense of $6.5 million to $7.0 million.

•

An annual effective tax rate not to exceed 39%; however, the Company expects to only pay minimal cash-taxes for the next several years due to the utilization of NOL carryforwards for income tax purposes.

Conference Call Today

The Company will host a conference call to discuss its first quarter 2013 financial results today at 3:00 p.m. Mountain Time (5:00 p.m. Eastern Time). Hosting the call will be Jeff O’Neill, President and Chief Executive Officer, and Manny Hilario, Chief Financial Officer.

The conference call will be webcast live from Einstein Noah’s website at www.einsteinnoah.com and will be archived there as well.

The dial-in numbers for the conference call are 888-510-1765 for domestic toll-free calls and 719-457-2085 for international. A telephone replay will be available through May 9, 2013, and may be accessed by dialing 877-870-5176 for domestic toll-free calls or 858-384-5517 for international. The conference ID is 1152037.

During the conference call, the Company may discuss and answer questions concerning business and financial developments and trends that have occurred after quarter-end. The Company’s responses to questions, as well as other matters discussed during the conference call, may contain or constitute information that has not been previously disclosed.

About Einstein Noah Restaurant Group

Einstein Noah Restaurant Group, Inc. is a leading company in the quick casual restaurant industry that operates franchises and licenses locations under the Einstein Bros.®, Noah’s New York Bagels® and Manhattan Bagel® brands. The Company’s retail system consists of over 815 restaurants in 40 states and the District of Columbia. It also operates a dough production facility. The Company’s stock is traded on the NASDAQ under the symbol BAGL. Visit www.einsteinnoah.com for additional information.

Forward Looking Statement Disclosure

Certain statements in this press release, including statements under the heading “Fiscal 2013 Guidelines”, constitute forward-looking statements or statements which may be deemed or construed to be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The words “guideline,” “forecast,” “estimate,” “project,” “plan to,” “is designed to,” “look forward,” “expects,” “prospects,” “intend,” “indications,” “expect,” “should,” “would,” “believe,” “target,” “trend,” “contemplate,” “anticipates” and similar expressions and all statements which are not historical facts are intended to identify forward-looking statements. These forward-looking statements involve and are subject to known and unknown risks, uncertainties and other factors which could cause the Company’s actual results, performance (financial or operating), or achievements to differ materially from the future results, performance (financial or operating), or achievements expressed or implied by such forward-looking statements. These unknown risks, uncertainties and other factors include but are not limited to (i) the results for the 2013 first quarter and year over year revenue and other financial results, comparable store sales, and margin performance are not necessarily indicative of future results, and our expectations for 2013 results are subject to shifting consumer preferences, new product execution, economic conditions, weather, competition, seasonal factors and cost containment initiatives, among other factors; (ii) our ability to improve transactions and our long-term growth are dependent upon consumer acceptance of our products and marketing initiatives, general economic and market conditions, among other factors; (iii) our ability to continue to improve store level margins and contain costs are dependent upon successfully executing plans for productivity improvements, labor efficiencies and food cost management; (iv) the ability to develop and open new company-owned, license and franchise restaurants and upgrade company-owned restaurants is dependent upon the availability of capital, securing acceptable financing and lease terms for desired locations, as well as the availability of contractors and materials, and securing necessary permits and licenses; (v) our ability to expand our development pipeline and ultimately expand our royalty stream is dependent upon the factors listed in (iv), above, and our ability to attract franchisees and licensees and negotiate favorable agreements; (vi) our ability to obtain lower costs for agricultural commodities is dependent upon weather, crop yield and production, the market, economic conditions, including market and inflationary pressures; (vii) our ability to build brand equity and create long-term value for our shareholders is dependent upon the success of our initiatives, financial results and the factors listed above, among other factors. These and other risks are more fully discussed in the Company’s SEC filings, including the Company’s Annual Report on Form 10-K for the fiscal year ended January 1, 2013. Any forward-looking statements by the Company, with respect to earnings guidance or otherwise, are intended to speak only as of the date such statements are made. Except as required by applicable law, including the securities laws of the United States and the rules and regulations of the Securities and Exchange Commission, the Company does not undertake to publicly update any forward-looking statements in this news release or with respect to matters described herein, whether as a result of any new information, future events or otherwise.

Contacts:

Investor Relations:

Raphael Gross

203-682-8253

raphael.gross@icrinc.com

Media Relations:

Liz Brady DiTrapano

646-277-1226

liz.ditrapano@icrinc.com

Use of Non-GAAP Financial Information

In addition to the results reported in accordance with accounting principles generally accepted in the United States of America (“GAAP”) included herein, the Company has provided certain non-GAAP financial information: adjusted earnings before interest, taxes, depreciation and amortization, restructuring expenses, and other operating expenses/income (“Adjusted EBITDA”); and “Free Cash Flow”, which the Company defines as net cash provided by operating activities less net cash used in investing activities. Management believes that the presentation of this non-GAAP financial information provides useful information to investors because this information may allow investors to better evaluate our ongoing business performance and certain components of our results. In addition, the Company’s Board of Directors uses this non-GAAP financial information to evaluate the performance of the Company and its management team. This information should be considered in addition to the results presented in accordance with GAAP, and should not be considered a substitute for the GAAP results. We have reconciled the non-GAAP financial information to the nearest GAAP measures.

The Company includes in this report information on system-wide comparable store sales percentages. System-wide comparable store sales percentages refer to changes in sales of our restaurants, whether operated by the company or by franchisees and licensees, in operation for six fiscal quarters including those restaurants temporarily closed for an immaterial amount of time. Some of the reasons restaurants may be temporarily closed include remodeling, relocations, road construction, rebuilding related to site-specific catastrophes and natural disasters. Franchise and license comparable store sales percentages are based on sales of franchised and licensed restaurants, as reported by franchisees and licensees. Management reviews the increase or decrease in comparable store sales to assess business trends. Comparable store sales exclude permanently closed locations. When the Company intends to relocate a restaurant, it considers that restaurant to be temporarily closed for up to twelve months after it ceases operations. If a suitable relocation site has not been identified by the end of twelve months, the Company considers the restaurant to be permanently closed. Until that time, the Company includes the restaurant in its open store count, but excludes its sales from our comparable store sales. As of April 2, 2013, there are seven stores that the Company intends to relocate, and are thus considered to be temporarily closed.

The Company uses company-owned store sales, franchise and license sales and the resulting system-wide sales information internally in connection with restaurant development decisions, planning, and budgeting analyses. The Company believes system-wide comparable store sales information is useful in assessing consumer acceptance of our brands; facilitates an understanding of our financial performance and the overall direction and trends of sales and operating income; helps us appreciate the effectiveness of our advertising and marketing initiatives; and provides information that is relevant for comparison within the industry.

Comparable store sales percentages are non-GAAP financial measures, which should not be considered in isolation or as a substitute for other measures of performance prepared in accordance with GAAP, and may not be equivalent to comparable store sales as defined or used by other companies. The Company does not record franchise or license restaurant sales as revenues. However, royalty revenues are calculated based on a percentage of franchise and license restaurant sales, as reported by the franchisees or licensees.

EINSTEIN NOAH RESTAURANT GROUP, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except earnings per share and related share information)

(unaudited)

			Increase/
	13 weeks ended		(Decrease)
	April 3,	April 2,	2013
	2012	2013	vs. 2012
Revenues:
Company-owned restaurant sales	$93,447	$94,226	0.8%
Manufacturing and commissary revenues	8,450	8,928	5.7%
Franchise and license related revenues	2,976	2,969	(0.2)%

Total revenues	104,873	106,123	1.2%

Cost of sales (exclusive of depreciation and amortization shown separately below):
Company-owned restaurant costs
Cost of goods sold	26,365	26,570	0.8%
Labor costs	26,836	28,680	6.9%
Rent and related expenses	10,268	10,832	5.5%
Other operating costs	9,321	10,140	8.8%
Marketing costs	2,494	2,486	(0.3)%

Total company-owned restaurant costs	75,284	78,708	4.5%

Manufacturing and commissary costs	6,896	6,490	(5.9)%

Total cost of sales	82,180	85,198	3.7%

Gross margin:
Company-owned restaurant	18,163	15,518	(14.6)%
Manufacturing and commissary	1,554	2,438	56.9%
Franchise and license	2,976	2,969	(0.2)%

Total gross margin	22,693	20,925	(7.8)%

Operating expenses:
General and administrative expenses	11,080	10,208	(7.9)%
Depreciation and amortization	4,767	4,940	3.6%
Pre-opening expenses	64	287	**
Restructuring expenses	554	—	(100.0)%
Other operating expenses, net	184	126	(31.5)%

Income from operations	6,044	5,364	(11.3)%

Interest expense, net	800	1,743	117.9%

Income before income taxes	5,244	3,621	(30.9)%
Provision for income taxes	2,040	1,260	(38.2)%

Net income	$3,204	$2,361	(26.3)%

Net income – Basic	$0.19	$0.14	(26.3)%
Net income – Diluted	$0.19	$0.14	(26.3)%
Cash dividend declared per common share	$0.125	$0.125	0.0%

Weighted average number of common shares outstanding:
Basic	16,850,776	16,992,803	0.8%
Diluted	17,125,409	17,391,666	1.6%

**	Not meaningful

EINSTEIN NOAH RESTAURANT GROUP, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

PERCENTAGE RELATIONSHIP TO TOTAL REVENUES

(unaudited)

	13 weeks ended
	(percent of total revenue)
	April 3,	April 2,
	2012	2013
Revenues:
Company-owned restaurant sales	89.1%	88.8%
Manufacturing and commissary revenues	8.1%	8.4%
Franchise and license related revenues	2.8%	2.8%

Total revenues	100.0%	100.0%

Cost of sales (exclusive of depreciation and amortization shown separately below):
Company-owned restaurant costs (1)
Cost of goods sold	28.2%	28.2%
Labor costs	28.7%	30.4%
Rent and related expenses	11.0%	11.5%
Other operating costs	10.0%	10.8%
Marketing costs	2.7%	2.6%

Total company-owned restaurant costs	80.6%	83.5%

Manufacturing and commissary costs (2)	81.6%	72.7%

Total cost of sales	78.4%	80.3%

Gross margin:
Company-owned restaurant (1)	19.4%	16.5%
Manufacturing and commissary (2)	18.4%	27.3%
Franchise and license	100.0%	100.0%

Total gross margin	21.6%	19.7%

Operating expenses:
General and administrative expenses	10.6%	9.6%
Depreciation and amortization	4.5%	4.6%
Pre-opening expenses	0.0%	0.3%
Restructuring expenses	0.5%	0.0%
Other operating expenses, net	0.2%	0.1%

Income from operations	5.8%	5.1%

Interest expense, net	0.8%	1.7%

Income before income taxes	5.0%	3.4%
Provision for income taxes	1.9%	1.2%

Net income	3.1%	2.2%

(1)	As a percentage of company-owned restaurant sales
(2)	As a percentage of manufacturing and commissary revenues

EINSTEIN NOAH RESTAURANT GROUP, INC.

SELECTED FINANCIAL INFORMATION

(in thousands)

(unaudited)

	January 1, 2013	April 2, 2013
Selected Consolidated Balance Sheet Information:
Cash and cash equivalents, end of period	$17,432	$7,466
Property, plant and equipment, net	63,013	61,480
Total assets	213,613	202,128
Total debt	136,700	130,750
Total liabilities	186,106	171,974

	13 weeks ended
	April 3, 2012	April 2, 2013
Selected Consolidated Cash Flow Information:
Net cash provided by operating activities	$11,382	$1,379
Net cash used in investing activities	(6,760)	(4,812)
Net cash used in financing activities	(3,673)	(6,533)
Free cash flow (cash provided by operating activities less cash used in investing activities)	4,622	(3,433)

	13 weeks ended
	April 3,	April 2,
	2012	2013
	(in thousands)
Reconciliation of GAAP to Non-GAAP Measures:
Net income	$3,204	$2,361
Adjustments to net income:
Interest expense, net	800	1,743
Provision for income taxes	2,040	1,260
Depreciation and amortization	4,767	4,940
Restructuring expenses	554	—
Other operating expense, net	184	126

Adjusted EBITDA	$11,549	$10,430

EINSTEIN NOAH RESTAURANT GROUP, INC.

OTHER SELECTED INFORMATION

	Thirteen weeks ended April 2, 2013
	Company
	Owned	Franchised	Licensed	Total
Consolidated Total
Beginning balance - January 2, 2013	461	97	258	816
Opened restaurants	1	2	8	11
Closed restaurants	(1)	—	(4)	(5)
Refranchising, Net	—	—	—	—

Ending balance - April 2, 2013	461	99	262	822

	Trailing 12 Months Activity
	Company
	Owned	Franchised	Licensed	Total
Consolidated Total
Beginning balance - April 3, 2012	447	91	239	777
Opened restaurants	15	12	34	61
Closed restaurants	(2)	(3)	(11)	(16)
Refranchising, Net	1	(1)	—	—

Ending balance - April 2, 2013	461	99	262	822